Exhibit 99.2

THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT TDW - Tidewater Inc. Annual Stockholders Meeting EVENT DATE/TIME: JULY 19, 2012 / 03:00PM GMT

CORPORATE PARTICIPANTS

Jeff Platt Tidewater Inc. - President, CEO

Jeff Gorski Tidewater Inc. - EVP, COO

Quinn Fanning Tidewater Inc. - EVP, CFO

Dean Taylor Tidewater Inc. - Chairman

PRESENTATION

Jeff Platt  - Tidewater Inc. - President, CEO

Good morning, everybody. Good morning. I’m Jeff Platt, President and CEO of Tidewater Inc. It’s my pleasure to welcome all of you to the Company’s 56th annual meeting of the stockholders. I will serve as the Chairman of the meeting, and Clay Cambre, Corporate Counsel and Assistant Secretary, will act as Secretary of the meeting. I call your attention to the agenda and rules of conduct that were prepared for the meeting. We will first take care of the formal business of the meeting and then report to you on the Company’s operations for fiscal year 2012. We will respond to all stockholder inquiries and comments, but during the formal business of the meeting, we ask you direct any questions or comments to the particular item of business under discussion. If you have questions or comments not directly related to any of the formal matters under discussion, please save them for the informal question and answer period following the business portion of the meeting. Before proceeding to the business of the meeting, I would like to make a few introductions. 12 of our current directors, including myself, are present for this morning’s meeting, and each is a nominee for reelection as a director. They - and please stand as I introduce you - Jay Allison, President, CEO, and Chairman of Comstock Resources; Jim Day, retired Chairman and former CEO and President of Noble Corporation, current director of ONEOK, Inc. and EOG Resources, current trustee of The Samuel Roberts Noble Foundation; Richard du Moulin, President, Intrepid Shipping, current director of Teekay Tankers Ltd. and Global Wireless, Inc.; Morris Foster, former Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company, current Chairman of Stagecoach Properties Inc., former Chairman and current member of the Board of Regents of Texas A&M University

Wayne Leonard, CEO and Chairman of Entergy Corporation; Joe Netherland, retired Chairman and CEO of FMC Technologies, current director of FMC Technologies, Newfield Exploration Company, and Spectra Energy; Richard Pattarozzi, former Vice President of Shell Oil Company E&P and former President and CEO of Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc., current nonexecutive Chairman of the board of Stone Energy, current director of FMC Technologies;

Nick Sutton, Chairman and CEO of Resolute Energy Corporation, founder and former Chairman and CEO of HS Resources, Inc.; Cindy Taylor, President, CEO, and director of Oil States International, Inc.; Dean Taylor, current nonexecutive Chairman and former President and CEO of Tidewater Inc.; Jack Thompson, management consultant, current director of Molycorp, Inc., former Vice Chairman of Barrett Gold Corporation, former Chairman and CEO of Homestake Mining Company.

Unable to attend today’s meeting due to weather difficulties is one of our current directors, who is also a nominee for reelection - Jon Madonna, former Chairman of Travelers Group, former Chairman and CEO of KPMG Peat Marwick, current director of AT&T Corporation, and Freeport-McMoRan Copper & Gold, Inc.

I now would like to introduce the officers of Tidewater Inc. and Tidewater Corporate Services LLC and ask each to rise as introduced - Jeff Gorski, Executive Vice President and Chief Operating Officer; Quinn Fanning, Executive Vice President and Chief Financial Officer; Joe Bennett, Executive Vice President and Chief Investor Relations Officer; Bruce Lundstrom, Executive Vice President, General Counsel and Secretary; Craig Demarest, Vice President, Principal Accounting Officer, and Controller; Kevin Carr, Vice President, Taxation; Mark Handin, Vice President, Operations, Europe and Africa; Matt Mancheski, Vice President, Operations, The Americas; Debbie Willingham, Vice President and Chief Human Resources Officer; Darren Vorst, Vice President and Treasurer. Unable to attend today’s meetings are three of our Vice Presidents - Senior Vice President Gerry Kehoe and Vice Presidents Billy Brown and Nelson Greer.

In attendance at today’s meeting is Greg Foster of Deloitte &Touche, the Company’s independent registered public accounting firm. Greg, will you stand, please? Should any stockholder desire to address any inquiries to Greg relating to the financial position of the Corporation, he will be happy to respond during the question and answer session that follows the business portion of this meeting.

Tidewater has a very active audit committee, all of the members of which are outside directors. Ten meetings of this very important committee were held during the past year. We have with us today Rich Pattarozzi, who is currently serving as the lead independent director. Should any of you have questions relating to the activities of the audit committee, I am sure that Rich will be pleased to respond appropriately during the question and answer portion of this meeting.

We will now proceed with the formal agenda of the meeting. This meeting is being held pursuant to the notice mailed on June 15, 2012, to each shareholder of record on June 1, 2012. All documents concerning the call and notice of this meeting will be filed with the records of this meeting.

I have been informed that immediately prior to the commencement of the meeting holders of more than 90% of the outstanding voting stock of the Company are present in person or by proxy. I declare a quorum present at the meeting. On behalf of the Board of Directors of the Company, we express our appreciation to all shareholders who returned their proxies.

Before proceeding further, I would like to describe the voting procedure. If any shareholder present has already submitted a valid proxy, it is not necessary to vote by ballot. Those of you who requested ballots that you could vote individually were provided them when you entered the meeting. If anyone needs a proxy card or ballot, please raise your hand, and one will be delivered to you.

Matters to be voted on - the first matter acted upon is the election of 13 directors to serve for a term of one year. The nominees are M. Jay Allison, James C. Day, Richard T. du Moulin, Morris E. Foster, Jr., Wayne Leonard, Jon C. Madonna, Joseph Netherland, Richard A. Pattarozzi, Nicholas Sutton, Cindy B. Taylor, Dean E. Taylor, Jack E. Thompson, and myself, Jeff Platt. Information about the nominees is in the proxy statement. The Company has not received timely notice of any other nominations by a shareholder, as required under the bylaws. Therefore, I declare the nominations closed. If there are no questions, I will proceed to the next item of business.

The next order of business is to approve the compensation of our named executives, as disclosed in the proxy statement, the say-on-pay vote. If there are no questions, I will proceed to the next item of business.

The next order of business is to ratify the selection of Deloitte &Touche as the independent registered public accounting firm for the Corporation and its subsidies for the fiscal year ending March 31, 2013. The selection of Deloitte &Touche as the Company’s independent registered public accounting firm for fiscal year 2013 has been submitted for ratification at this meeting. If there are no questions, I will now proceed to the next item of business.

At this time, if anyone has not turned in his proxy card or ballot, please raise your hand, and an usher will collect them. I now declare the polls closed.

I will now ask Jeff Gorski and Quinn Fanning to report on the operational and financial state of the Corporation. Jeff?

Jeff Gorski - Tidewater Inc. - EVP, COO

Thank you, Jeff. Good morning, ladies and gentlemen. My name is Jeff Gorski, and on behalf of over 7,500 Tidewater employees worldwide, I appreciate this opportunity to review some of the key aspects of our operations with you this morning.

As many of you are aware, I’m a recent addition to the Tidewater management team, joining after nearly 30 years of experience in the oil and gas industry. So, new to the Company, I’ve been familiar with Tidewater’s brand and excellent reputation in the industry since I began my career working in the US Gulf of Mexico in the early 80s. I’m very proud to be a part of this organization, and I look forward to contributing to what is already a strong team. Before we begin, I need to present and bring your attention to the Safe Harbor statement to satisfy our legal obligations.

Shown here are the Hart Tide and the Bailey Tide. These vessels are recent deliveries from one of our international new build projects and part of our fleet renewal program. These sister vessels are deepwater [PSVs], working long-term contracts in Australia.

As we begin any meeting or event with Tidewater, safety comes first. It’s the basis of our Company culture and core to our operation. We use this visualization, the holding the head of a snake, to describe the balance we work hard to achieve every day on our offshore operations. Understanding the danger that releasing the head of the snake at any point can bring, while putting into practice the necessary actions to prevent a strike, is no different from our practice of hazard identification, then deploying the correct tools to either eliminate or mitigate a hazard. Safety is the first service we provide to our customers and is a commitment we all make as employees on a continued basis.

Looking at our performance, going back to the year 2002, this graph shows Tidewater’s results in the blue columns when compared to a handful of industry leading companies that are very well known for their safety performance and culture. The measure is total recordable incident rates, or TRIR, by calendar year, which is actually the number of incidents per 200,000 man-hours worked. Tidewater’s performance shows an overall improvement trend since 2002 and with years 2009 and ‘11 being exceptional and, in fact, the two best years of the Company’s history.

This industry standard index allows companies of various size to compare their performance against each other’s results. I’m very pleased to report that Tidewater continues to deliver its strong safety performance, with our TRIR for the calendar year 2011 at 0.11. Since this is a fiscal year update, I would also like to provide you with our fleet TRIR for the fiscal year 2012 at 0.13.

Tidewater’s strength originates from both our experience and footprint from where we operate worldwide. Actually, the international side of our business is the real strength of Tidewater. No other marine service company that we compete with has the same level or breadth as our worldwide operations. We’ve been established in the international markets for over 50 years, and we will continue to go where we can add value, both to our clients’ operations and our shareholders. Our unmatched scale and scope of operation allows us to offer clients a varying range of marine services, meeting their operational needs throughout the offshore markets in the world, both the emerging and mature alike.

The international markets where we operate have provided more growth opportunities, especially in the last decade. Growth comes from the exploration in new areas and the development production projects of these recently discovered oil and gas reserves. There continues to be more offshore activity internationally than there is here domestically. However, we have had some recent success bringing back some of the US flagged PSVs to the Gulf of Mexico on extended term.

The longer duration contracts that the international market generally provides us with a more consistent utilization of our equipment, and in the international growth markets, where we’ve seen some tightening of the deepwater PSV vessel supply, we have seen some improving day rates. In the end, our global operational footprint has created a solid customer base, both national oil companies and the large international oil companies alike.

Here is a snapshot of the global footprint of our organization. This is the boots on the ground theme that represents Tidewater locations where we have operational management and back office functions that support our operation and clients. Typically, Tidewater does not operate through third parties or agents. In effect, it’s our own people on the ground. This gives us a competitive advantage for us to best service our customers and ultimately what we believe giving the better return for the Company.

We have four operating segments, which you see noted here on the map, which is the basis of our geographical organizations, and this is how we manage our operations today and also measure our performance. And looking at the largest geographic concentration of vessels, it’s in the Sub-Saharan Africa, with 132 vessels, which is about half the size of our active fleet. This includes a major concentration of vessels of West Africa and the newer exploration trends in East Africa.

Early exploration results in East Africa have proved encouraging. However, the proof going forward really has to come down to the commitment of the E&P operators to return these recently discovered reserves into production. We have done well in this new market, and we believe it could provide future growth for us.

The Americas is our second largest concentration of vessels with 63. This region has two primary Latin American markets, both Mexico and Brazil, in addition to our main domestic markets, which is the US Gulf of Mexico and California coast.

The remaining portion of our operational footprint is currently split between Middle East North Africa and Asia Pacific, each with 35 vessels and 33 vessels, respectfully. In the Middle East North Africa region, recent success in the eastern Mediterranean and the growing offshore rig count in Saudi Arabia has resulted in up scaling up some vessels in this region. In Asia Pacific, here our operation encompasses a very large geographic footprint, from Australia all the way up into China.

Lastly, as you can see, our business is dominated by these international footprints. However, I’d like to point out that we have a total of 38 active US flagged vessels globally, which is providing us with some good optionality if we see continued improvements in the US Gulf of Mexico.

All right. So, let’s continue this operations review with some insights into our recent reinvestment of our fleet, which has been underway since January, 2000. Since that time, we’ve made commitments on 263 vessels, totaling $4 billion in investment. This has been the recapitalization of our fleets — getting the right equipment to serve our customers today and also in the future. By individual vessel type that’s listed here on the slide, you can see anchor handler tow supply vessels at 101, PSVs at 91, crew boats and tugs at 71. This totals 263 vessel committed since January, 2000, including vessels currently in our construction backlog.

If we focus on a little bit more recent activity, in the end of fiscal 2012, the Company took delivery of 24 vessels, of which 13 were newly built and 11 acquired by third party. And at the end of fiscal year 2012 - March, 2012, our active fleet included 215 new vessels, having an average age of less than six years. And, of course, we will continue this process.

Moving on to the current vessels under construction as of March 31, 2012, we had 25 vessels, and these vessels are dominated by the deepwater PSV class. This number includes three vessels of new purchase commitments. As of fiscal year end, future deliveries of these vessels are estimated as follows and listed on the slide - 13 vessels in fiscal year 2013, ten vessels in fiscal year 2014, and two thereafter, with a corresponding capital expenditure listed on the slide here for each, which total $359 million in remaining capital spend for these vessels.

Subsequent to fiscal year 2012, ending in March 31, 2012, which this presentation covers, we have made additional commitments on four new build deepwater PSVs, totaling approximately $118 million.

So, we continue to do work to reinvest and grow the fleet of the Company. As I mentioned earlier, we began this journey in 2000 under the leadership of Dean Taylor. If we take a moment to look back on the years of the reinvestment plans and the subsequent executions, you’ll see the Company has made a selective approach to new vessel commitment by striking the balance between buy and new build.

The chart here shows the number of vessels delivered each year, starting with fiscal year 2001 out to the current known commitments for fiscal year 2015. The column color denotes the number of vessels for each year that were either acquired or part of our new build project. As we evaluate our continued investment in new vessels going forward, we remain opportunistic whether to pursue fleet additions through new construction or acquisition. Once again, I appreciate your time this morning, and now, I will turn it over to Quinn Fanning for a financial update of our Company. Quinn?

Quinn Fanning - Tidewater Inc. - EVP, CFO

Thank you, Jeff. Good morning, everybody. As advertised, I’m Quinn Fanning, Tidewater’s Chief Financial Officer. On the screen here you have the Shepherd Tide. This is a sister ship of the two vessels that Jeff was talking about earlier. This is part of a 12 boat construction program. This, in fact, is the first ship that was delivered, and I think we’re, at this point, seven or eight vessels into the 12 scheduled for delivery. Shepherd Tide actually just finished up a job in Sakhalin and, I believe, is presently mobilizing south to our Southeast Asia area for another job.

As this meeting is, in part, intended to close out 2012 as a fiscal year, I’ll use my time to recap financial performance for the year just finished and give you our assessment of the Company’s financial position at the end of our last fiscal year, which, as Jeff mentioned, was March 31, 2012.

On the screen here, you have a nine year recap of earnings per share and return on equity. In our minds, this is representative of about one and a half oil field cycles. That’s two trough periods acting as the bookends and a cyclical peak in the fiscal 2007 to fiscal 2009 period, as well as the transitions from one to the other. Like the trough period in 2004 and 2005, the last couple of fiscal years we’ve been experiencing a retrenching in terms of earnings per share and mid single digit returns on equity.

Given our relatively conservative financial profiles, our overall return on total capital is likewise in the mid single digits; certainly disappointing, from a Tidewater perspective, but, in fact, is actually a pretty respectable showing relative to past oil field cycles and also other energy and energy services companies.

What’s not apparent from this slide is the very significant investment program that Jeff Gorski described a few minutes ago. As indicated, this is a multibillion dollar program, and, in fact, the fleet that we have today and are operating today is very different than the one that ran through the 2004 through the 2008 period, effectively, when our deliveries really stepped up, and the nature of the ship that we were committing to and taking delivery of changed as well. As a result, we believe today we have a newer, a higher specification fleet and one that should be more profitable on a go forward basis, if given comparable market conditions

As a result, also, of the more recent vintage of the asset base that we are operating today, we believe that the highs will be higher and the lows will be lower, and a bit it will continue to be cyclical. And, as a result, the earnings capacity of our Company has expanded quite dramatically over the last number of years. What’s also the case, though, is that with the more vintage asset base, achieving the types of returns on equity and returns on total cap we have experienced in the fiscal 2007 to fiscal 2009 periods will be a bigger challenge, but, nonetheless, it’s one that we’re prepared to take on.

The other thing I would highlight for context here is two things. From a trough to peak perspective, 2004 to 2009, that is a 30% plus compounded annual growth rate earnings. Similarly, I would highlight the fact that from 2004 to the closeout of fiscal 2012, Tidewater has added more than $1 billion to its shareholder equity base, and we’ve also returned about $1 billion to our shareholders in the form of dividends and share buybacks.

This slide is intended to highlight what we believe is the recently conservative posture in terms of funding our fleet renewal and expansion programs. I’ll walk you through the color coding here, just to help you understand the graph. Number one, the blue in the bars represents our capital expenditures over the decade plus period of time. The gold caps of those bars represents a regular dividend, which recently has been at a quarter, a quarter, or $1.00 per annum. And then, the red areas are share buybacks, which, as I mentioned, exceeds or approximates $1 billion over that period of time.

The black line that runs through the graph is cash flow from operations, and really, what we’re trying to demonstrate here is essentially a business, notwithstanding a very dramatic investment in the asset base that’s been essentially self financing. In fact, just the last three years, as Tidewater, on any consistent basis, exceeded its operating cash flow and proceeds from asset dispositions in the form of capital expenditures.

As a result, we have backed off a little bit, in terms of our buyback activity, and we’ve also relied a bit on external financing, though we’ve - because of our financial posture - our conservative financial posture, have been able to do so with very attractive rates on a long-term basis.

This slide again is intended to highlight the very conservative financial position that your Company has, both in regards to leverage and liquidity. You can see, as of March 31, 2012, we have about $650 million, or so, worth of net debt - excuse me, $600 million of net debt, or about 20% of our total capital base. I can also highlight for you that we have plenty of dry powder in the way of available liquidity, both in terms of balance sheet cash and unused capacity on committed bank facilities, and those are multiyear bank facilities, likewise, at a very attractive price.

This is very important, from our perspective, in the sense that the offshore supply vessel business is one that is both capital intensive and cyclical; also one that has a significant amount of commodity price exposure. I think our management team has always acknowledged that there’s potentially a left hook coming at you, even when you’re not expecting it, and really, the ultimate protection that we have to our franchise is maintaining a conservative financial posture. So it’s one that is not consistently maintained across the industry.

And the reason we do so is not just to withstand the inevitable industry downturns, but it’s also be optimistic, in fact, when it happens, because others, who have either been less prudent, in terms of their financial position or capital commitments, sometimes get ahead of themselves, and that creates opportunities for us. And while we like to think of ourselves as through cycle investors, we try to pulse that activity, such in cyclical peaks, when asset pricing, we believe, gets beyond what through cycle economics can support, and we tend to back away from our capital commitments, as we did in the last cyclical peak.

Over the last couple years, however, asset pricing has, in our minds, been below what through cycle economics will support, and we have stepped up our capital commitments, in part, by taking advantage of others that have, again, been less prudent.

That said, we are willing and able to be optimistic and increased our leverage, to some extent, to take care - to take advantage of additional opportunities, I say, up to a point, because, probably, management’s comfort level is probably in the 35% debt to total capital zip code. We would perhaps go beyond that on a transitional basis if we had visibility, in terms of deleveraging, either from cash flow from operations or other more extraordinary measures - debt financing or high grading the asset base through disposition.

Fiscal 2012, in fact, was perhaps an inflection point, in terms of where the oil field cycle is going. You can see here, essentially, the first and second half of the year, the first half being in gold and the second half being in gray. And what I would highlight for you is the fact that cash flow from operations, earnings, and earnings per share in all these metrics was up more than 50%, from the first half of the year to the second half.

I would also highlight that we, on a somewhat modest basis, continued to invest in excess of our operating cash flow. But again, we have executed some attractive financing and largely are deploying proceeds that have been already raised, as we see opportunities.

I would also highlight that, while markets rarely move in a straight line, we do think that the business is trending positively. I think Dean Taylor, on a number of occasions, has highlighted his view that the second half of calendar year 2012 would be the transition to an upside.

If, in fact, that proves to be the case, and all indications would suggest that it is, the second fiscal quarter, which would have been the one that ended September 30, 2011, will ultimately be our trough quarter; again, with an expectation that we would trend positively for a couple quarters, and hopefully, when we get into calendar 2013, and that’s largely our fiscal 2014, we would be in a very attractive oil field market, in general, and supply boat business, in particular.

And that’s largely driven by positive demand trends with activity, but also a supply dynamic, which we think is reasonably positive, given the existing construction backlogs, not for Tidewater, but for the industry overall.

This slide I thought I would provide you with a little bit of historical perspective, in terms of where we are today, relative to the last cyclical peak, which, again, was largely fiscal 2009. What I would highlight here is where we are relative to that peak; and again, we have a very different asset base today than we did then, but it’s a comparable comparison nonetheless.

For fiscal 2009, we averaged $339 million of vessel revenue and about $174 million worth of vessel level cash operating margin, which, compared with another industry, is essentially our gross profit. That’s 51%, on average, in the fiscal 2009 period, in terms of operating margins. Today, we are south of the $300 million level, but converging very quickly on it, we believe, so give you a sense for where the revenue is.

I highlight three things on this slide - $300 million of revenue, $150 million of operating margin, or 50%, just to help your eye understand where we are today, relative to the last cyclical peak. I would also highlight that if you were to deconstruct the performance of our newer and older vessels since the fiscal 2009 period, the 51% number is helpful to understand the overall financial performance. But, in fact, our new fleet was peaking in the low 60% cash operating margin area, and we’re obviously substantially below that

So, as management tries to simplify our near-term objectives, certainly, number one would be getting at, to, and above $300 million in quarterly revenue, and then, we need to work on margin. And that’s number one to recover cost inflation during this period of time and, two, to start working on expanding margins.

We have shown in various investor presentations that in comparable market conditions, we believe we can generate mid 50% cash operating margins again and perhaps even do a little bit better than that if, in fact, we have identical market conditions as we had in fiscal 2009, a newer asset base and one that is more leveraged to deep water, which, at least, for Tidewater, has been a little bit more profitable than our jack support effort.

What I will finish up with is something that my colleague, Joe Bennett, spends a lot of time on with investors, which we’ll refer to as the Tidewater coiled spring. And, in our view, the investment in the asset base is one that has created extraordinary earnings optionality, and as the markets improve or if in fact markets improve, we believe that spring will uncoil and demonstrate the reasonably significant operating leverage we have.

So, what we’re trying to show here is a visual to help you understand that if we ignore the small number of older vessels we continue to have in our fleet, focus on the 215 new vessels that Jeff Gorski described earlier, take the 25 vessels that we have in our backlog into the fleet, and have a reasonably modest ongoing investment program, which, at 20 vessels, is directionally in the $400 million to $500 million area, to give you a sense for what the earnings capacity of the Company is, on a fully delivered basis, which, for this purposes, would be in the 2014 period.

Let’s start with where we are today. The overall utilization of the quote unquote new fleet is a bit better than 83% today. Our average day rates are about $15,700 a day, and that asset base alone, given our existing cost structure, should generate something in the area of $400 million of EBITDA, earnings before interest, taxes, depreciation, amortization, or $3.40 in earnings per share.

Now, if we play a little bit of what if, to round up to 85% utilization and get a 10% bump in rates, you can see that would take you to a little over $17,000 a day. And again, highlighting the operating leverage of the business, we believe that is directionally an asset base that will support $0.5 billion of EBITDA and about $5.50 in earnings per share.

Now, if you take the fleet to full utilization, which we were certainly at in the last cyclical peak, again, with some old and some new vessels, and 90% utilization, in our minds, is effectively full utilization, given dry dock requirements and natural contract gaps. And take the rates up another 10%, you can see that the earnings capacity of the Company, again, is quite dramatic.

Again, I highlighted the fact that the modest capital program, in our minds, would be in the $400 million to $500 million range, with $700 million of EBITDA, which roughly translates into $600 million, $650 million worth of cash flow from operations. You can see that we would be growing the franchise and also generating free cash flow, either for redeployment in the core business, extensions of the core business or markets, or repatriation to shareholders.

But I guess the natural question would be is - does utilization and day rate assumptions make any sense? And just give you a little sense for what’s happened the last four quarters. We are up about $1,600 a day in average day rates, and that’s about 11%, but we believe that the, essentially, two bumps of 10%, or a bit over 20%, actually recoup, across asset classes, the rates that were preceded over the last downturn in the business, and we believe our best days are ahead.

What’s changed over the last ten years is we have an asset base that’s newer, higher spec, and potentially, more profitable, given market conditions, and we believe that the operating footprint that Jeff Gorski described is one that both services client base, gives us a chess board that allows us to optimize the business in a way that few others can, and also provides us with a reasonably long runway, in terms of growth, in terms of revenue, earnings, cash flow from operations, and otherwise, a pretty good strategic optionality. That’s what I had today, and I’ll turn the mike over to our Chairman, Dean Taylor.

Dean Taylor - Tidewater Inc. - Chairman

Thank you, Quinn. Can everyone hear me? If you can’t hear me, raise your hand.

Three years ago, we established the Chairman’s Award to recognize an individual for his or her extraordinary leadership, achievements, and contributions to the Company. At Tidewater, we’re very fortunate to have employees performing heroic acts every day, while maintaining our excellent service - our excellent safety record, servicing and partnering with customers around the world to assure their success. It’s difficult to indeed select just one individual for this award.

This year I’m honored to recognize a local employee, who has been a stellar asset to Tidewater for 41 years, Mrs. Karen Spellman. Karen’s nomination and ultimate selection for this honor are due, in large part, to her outstanding leadership of the human resources PeopleSoft implementation program. We asked Karen to champion the conversion of multiple systems into one global source of data, and, as usual, she willingly accepted a daunting task.

Tidewater’s IT steering committee elected PeopleSoft as the vendor to assist it with a project to convert all of our human resource information systems, whether manual, Excel spreadsheets, or some form of database into one single global information system. Karen already had a full-time job, handling her regular responsibilities. Yet, when asked, she committed to directing this monumental task.

Karen worked flawlessly with our implementation partner, engaged our global human resource team, and effected outstanding results, saving the Company many hours of work and much money in the future. The implementation had many challenges, but Karen persevered, working tirelessly, never voicing a single complaint, working long hours, and getting a formidable task done across many time zones and different cultures. Karen, please come forward to accept your award.

With this award comes a proclamation from the Board of Directors, and it reads, whereas, Karen Spellman began her career with Tidewater in 1971 as an accounts payable clerk, worked for a short time with SandAir, one of Tidewater’s subsidiaries, until it was sold, and then worked as an accountant in the tax department. While so employed, she began a family and returned to school in the evenings to complete her Bachelor’s Degree in accounting. In the mid 90s, Karen moved to Tidewater’s human resources department, where she has enjoyed a stellar career as her tenure with the Company approaches 41 years.

Whereas, Karen consistently approaches her work with respect, patience, a deep knowledge of the workings of the Company, a willingness to change and to lead change, all with an unequaled work ethic. Her responsiveness, perseverance, and professionalism exemplify the very traits on which Tidewater was built and maintains its industry leadership.

Whereas, Karen is receiving this award in recognition of her relentless leadership of the global PeopleSoft information system implementation, Karen’s ability and willingness to consistently search for ways to improve the Company’s human resources information systems, to make them more efficient, to integrate them together demonstrate her ability and dedication to the Company.

Therefore, be it resolved, that the Board of Directors of Tidewater Inc., with grateful appreciation, does hereby acknowledge, commend, and honor Karen Spellman for her tireless leadership, her dedication, her pursuit of excellence in her daily work, while demonstrating true professionalism and a calm, steadfast determination to which all Tidewater employees should aspire. Karen?

Karen, your name will be included on the Chairman’s Award plaques, which are prominently displayed in the reception areas, both in our Houston and New Orleans offices. Congratulations.

One final thing I’d like to mention. In addition to the Chairman’s Award, I think you’ve seen the new leadership team at Tidewater at work, and, believe me, they’re going to do a great job and great things for this company. Thank you very much for your attention.

Jeff Platt  - Tidewater Inc. - President, CEO

As previously announced, Dean Taylor retired from his positions as President and CEO of the Company on May 31, 2012, following a 34 year career with Tidewater. Dean’s active participation with the Company will continue, but his role has changed. Dean will remain on the Board of Directors and will serve as Tidewater’s nonexecutive Chairman of the Board.

As Dean’s successor to the role of President and CEO, I would like to personally thank Dean for the years of mentorship and guidance that he provided me throughout his career, and I look forward to his continued guidance and advice in his role as Chairman of the Board. Dean, thank you very much, both, from me personally and for all the employees of Tidewater worldwide. Thank you very much, Dean.

Reporting of the voting results. Will the Secretary please hand me the results of the balloting?

The results show that the proposal has passed by required vote and that all directors standing for election have been reelected by a comfortable majority. I hereby declare that the nominees for the director have been duly elected and that the compensation paid to the named executives has been approved and that the appointment of Deloitte &Touche as the independent registered public accounting firm for the Corporation for fiscal year 2013 has been duly ratified.

We now come to that part of the agenda providing for general questions and discussion. Anyone wishing to address the meeting should rise. After recognition by the Chair, please state your name, city of residence, and indicate whether you’re a shareholder or a proxy for a shareholder, and then proceed with your questions or comments.

This brings us to the conclusion of our meeting. I would like to express my appreciation to all of you for attending today, including our employees, shareholders, customers, suppliers, advisors, and friends, and I thank you for your cooperation, support, and friendship. This meeting is adjourned.

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